Exhibit 99.7

Summary Historical Consolidated Financial Data

The following table shows our summary historical consolidated financial data as of and for the periods indicated. Our summary historical financial data as of and for the fiscal years ended December 31, 2008, 2009 and 2010 are derived from our audited financial statements incorporated by reference in this offering memorandum.

You should read the summary historical consolidated financial data below in conjunction with our consolidated financial statements, the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2010, which is incorporated by reference in this offering memorandum.

	Year ended December 31,
	2008	2009	2010
	(In thousands)
Statement of operations data:
Revenues:
Oil and gas sales	$463,964	$242,338	$326,320
Natural gas services	10,926	6,146	1,631
Drilling rig services	46,124	6,681	—
Gain on sales of assets	44,503	796	3,680
Total revenues	565,517	255,961	331,631
Costs and expenses:
Production	89,054	76,288	83,146
Exploration:
Abandonment and impairments	80,112	78,798	9,074
Seismic and other	22,685	8,189	6,046
Natural gas services	10,060	5,348	1,209
Drilling rig services	37,789	10,848	1,198
Depreciation, depletion and amortization	120,542	129,658	101,145
Impairment of property and equipment	12,882	59,140	11,908
Accretion of abandonment obligations	2,355	3,120	2,623
General and administrative	25,635	20,715	35,588
Loss on sales of assets and impairment of inventory	2,122	5,282	1,750
Total costs and expenses	403,236	397,386	253,687
Operating income (loss)	162,281	(141,425)	77,944
Other income (expense):
Interest expense	(24,994)	(23,758)	(24,402)
Gain (loss) on derivatives	74,743	(17,416)	722
Other income	6,539	2,543	3,308
Total other income (expense)	56,288	(38,631)	(20,372)
Income (loss) before income taxes	218,569	(180,056)	57,572
Income tax (expense) benefit	(77,327)	64,096	(20,634)
NET INCOME (LOSS)	141,242	(115,960)	36,938
Less income attributable to noncontrolling interest, net of tax	(708)	(1,455)	—
NET INCOME (LOSS) attributable to Clayton Williams Energy, Inc.	$140,534	$(117,415)	$36,938

The following table sets forth summary data with respect to additional financial and operating data on a historical basis for the periods presented:

	Year ended December 31,
	2008		2009		2010
	($ in thousands)
Balance sheet data:
Cash and cash equivalents	$41,199		$14,013		$8,720
Property and equipment, net	810,028		670,046		767,089
Total assets	943,409		784,604		890,917
Total debt(a)	365,975		395,000		385,000
Total stockholders’ equity	314,682		212,275		249,452
Cash flow data:
Net cash flow provided by (used in):
Operating activities	$381,980		$104,711		$208,251
Investing activities	(238,875)		(168,598)		(203,783)
Financing activities	(114,250)		36,701		(9,761)
Other financial data:
EBITDAX(b)	$395,854		$130,007		$233,891
Exploration and development expenditures	372,700		138,300		292,100
Ratio of total debt to EBITDAX	.9	x	3.0	x	1.6	x
Ratio of EBITDAX to interest expense	15.8	x	5.5	x	9.6	x

(a)                                  Total debt includes current maturities.

(b)                                 EBITDAX represents net income (loss) before interest expense, income taxes, exploration costs, gain/(loss) on sales of assets and impairment of inventory and all non-cash items in the Company’s statements of operations, including depreciation, depletion and amortization, impairment of property and equipment, accretion of abandonment obligations, certain employee compensation and changes in fair value of derivatives. EBITDAX provides useful information to investors as a measure commonly used by debt holders, industry analysts, lenders, ratings agencies and financial statement users to determine the ability of an entity to meet its interest obligations. However, EBITDAX in this table does not reflect EBITDAX as calculated pursuant to the indenture governing our 7 3/4% Notes or the indenture governing the notes. Because EBITDAX is commonly used in the oil and gas industry, we believe it is useful in evaluating our historical and pro forma ability to meet our interest obligations in connection with this offering. EBITDAX calculations may vary among entities, so our computation of EBITDAX may not be comparable to EBITDAX or similar measures of other entities. EBITDAX is not a measure calculated in accordance with GAAP. Our EBITDAX measure should not be considered an alternative to net income, income before taxes, cash flows from operating activities, or any other measure of financial performance presented in accordance with GAAP.

The following table provides a reconciliation of net income (loss) from continuing operations to EBITDAX:

	Year ended December 31,
	2008	2009	2010
	($ in thousands)
Net income (loss)	$141,242	$(115,960)	$36,938
Interest expense	24,994	23,758	24,402
Income tax expense (benefit)	77,327	(64,096)	20,634
Exploration:
Abandonments and impairments	80,112	78,798	9,074
Seismic and other	22,685	8,189	6,046
(Gain) loss on sales of assets and impairment of inventory	(42,381)	4,486	(1,930)
Depreciation, depletion and amortization	120,542	129,658	101,145
Impairment of property and equipment	12,882	59,140	11,908
Accretion of abandonment obligations	2,355	3,120	2,623
Non-cash employee compensation	5,834	1,434	13,898
Non-cash changes in fair value of derivatives	(49,738)	1,480	9,153
EBITDAX	$395,854	$130,007	$233,891